March 31, 2010

Via EDGAR and email to windsorc@sec.gov

U.S. Securities and Exchange Commission
Division of Corporation Finance
100 F Street, NE
Washington, D.C. 20549-3628

Attn:	Mr. Christian Windsor, Special Counsel

Re: Life Partners Holdings, Inc.
Form 10-K for Fiscal Year Ended February 28, 2009
File Number 0-07900

Dear Mr. Windsor:

In connection with responses to the Staff’s comments upon its Form 10-K for the fiscal year ended February 28, 2009 (the “Form 10-K”), Life Partners Holdings, Inc. (the “Company”) hereby states as follows:

(1)	The Company is responsible for the accuracy and the adequacy of the disclosure in its Form 10-K.

(2)	The Staff comments or changes in response to the staff comments do not foreclose the Securities and Exchange Commission (“Commission”) from taking any action with respect to its Form 10-K.

(3)	The Company may not assert Staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Life Partners Holdings, Inc.

By: /s/ David M. Martin
David M. Martin, Chief Financial Officer